EXHIBIT 99.2
Revised Second Quarter 2007 Results August 13, 2007

Safe Harbor Statement Any forward-looking statements represent the company's expectations or beliefs concerning future events. Actual results may materially differ. Any forward-looking statement made by or on behalf of the company may involve certain risks and uncertainties including risk of cyclical and seasonal demands, consolidating customer base, leverage, consumer credit conditions, competition, continued innovation, product liabilities, availability and cost of product components, and other risks. Additional risks are described in the company's Securities and Exchange Commission reports and other filings, including, but not limited to, the risks described in the company's Registration Statement on Form S-1 filed on June 4, 2007. Undue reliance should not be placed on any forward-looking statements made by or on behalf of the company. The company undertakes no obligations to publicly update or revise any forward- looking statements.

Record Quarterly Financial Results in 2nd Quarter 2007 Revenues increased 36.1% (organically 9.6.%) Operating income improved 54.6% Recurring net income was up 46.9% Adjusted EBITDA grew 46.8% Recurring EPS increased 24.0% Reduced $11.3 M of 11 1/4% Bonds Compared to 2nd Quarter 2006: Sold 12.65 M shares / 3.18 M primary shares Significantly increased the float and raised net proceeds of $49.6 M Completed Follow-on offering June 19, 2007

2nd Quarter 2007 Financial Highlights

2nd Quarter 2007 Recurring Net Income Recurring Net Income Increased 46.9%

First Half 2007 Financial Highlights

Balance Sheet Highlights

Strategies for Profitable Growth Leverage global sales & distribution network Focus on strategic markets Expand into new markets Accelerate new product development Continue focus on cost reduction Pursue strategic acquisitions

Acquisition Synergies Update Synergies estimate: $6 M - $8 M by end of year 2009 Implemented: $5.4 M annualized TB Wood's: (acquired April 2007) Hay Hall: (acquired February 2006) Synergies estimate: $6 M by end of year 2008 Implemented: $5.6 M annualized

2007E Outlook Includes TB Wood's Results since Acquisition on April 5, 2007 $585 - $600 Million Sales $85 - $88 Million in EBITDA $15 Million in Capital Expenditures 37% Effective Tax Rate Recurring Cash Flow from Operations - 115% to 120% of net income

Supplemental Information Adjusted EBITDA

Purchase Accounting Adjustments Related to TB Wood's Acquisition

First Half 2007 Recurring Net Income Recurring Net Income Increased 40.4%